                                                                     EXHIBIT 2.3

                               EXCHANGE AGREEMENT

        This Exchange Agreement ("AGREEMENT") is made as of this 21st day of November, by and between American Publishing Company of Illinois (referred to herein as "APC"), and Chicago Deferred Exchange Corporation (referred to herein as "EXCHANGOR").

                                   WITNESSETH:

        WHEREAS, APC owns certain assets used or useful in the business of publishing, marketing and distributing certain community newspapers as further identified in Exhibit A (all of such assets are referred to collectively herein as the "RELINQUISHED PROPERTY"); and

        WHEREAS, APC has entered into that certain Asset Purchase Agreement, dated November _, 1997, with Liberty Group Publishing, Inc. ("LG Entity"), Green Equity Investors II, L.P. (as Guarantor), Liberty Group Operating, Inc., Hollinger International Inc., APAC-90, Inc., American Publishing (1991) Inc. and APAC-95, Inc. pursuant to which APC has agreed to sell the Relinquished Property to LG Entity (the "LG PURCHASE AGREEMENT"); and

        WHEREAS, Post-Tribune Publishing, Inc. ("POST-TRIBUNE") owns certain assets used or useful in the operation of the newspaper known as The Post-Tribune in Gary, Indiana (all of such assets are herein referred to as the "REPLACEMENT PROPERTY"); and

        WHEREAS, Hollinger International, Inc. ("HII") has entered into that certain Asset Purchase Agreement, dated October 17, 1997, among Knight-Ridder, Inc. ("KRI"), Post-Tribune and HII (the "KR PURCHASE AGREEMENT") pursuant to which HII has agreed to purchase the Replacement Property from Post-Tribune; and

        WHEREAS, HII has assigned its rights to acquire the Replacement Property pursuant to the KR Purchase Agreement to APC; and

        WHEREAS, it is the intention of the parties that Exchangor, subject to the terms and provisions of this Agreement and acting as APC's qualified intermediary, shall acquire the Relinquished Property from APC and transfer it to LG Entity pursuant to the LG Purchase Agreement and shall acquire the Replacement Property from Post-Tribune pursuant to the KR Purchase Agreement and transfer it to APC; and

        WHEREAS, it is the intention of the parties that (i) Exchangor constitute a "qualified intermediary" as provided in the Qualified Intermediary Safe Harbor of Treasury Regulation Section 1.1031(k)-1(g)(4), and (ii) the acquisition by APC of the Replacement Property in exchange for the Relinquished Property shall qualify as a "like-kind" exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the applicable regulations thereunder;

        NOW, THEREFORE, in consideration of the mutual promises herein contained, APC and Exchangor agree as follows:


                                  ARTICLE ONE

        A. ASSIGNMENT OF LG PURCHASE AGREEMENT

               1. APC agrees to transfer the Relinquished Property to Exchangor, and Exchangor agrees to acquire the Relinquished Property upon the terms and conditions set forth in this Agreement. The Relinquished Property shall be transferred to Exchangor subject to the right of LG Entity to acquire the Relinquished Property from the Exchangor pursuant to the terms of the LG Purchase Agreement. The LG Purchase Agreement is attached hereto as Exhibit B and in all events is incorporated herein by reference.

               2. APC agrees to assign to Exchangor all of APC's rights to sell the Relinquished Property to LG Entity and to receive the purchase price for the Relinquished Property payable at the closing pursuant to the LG Purchase Agreement, and Exchangor agrees to accept assignment from APC of such rights. No other rights (including, without limitation, rights relating to indemnification) and no obligations (other than the obligation to transfer the Relinquished Property) pursuant to the LG Purchase Agreement will be assigned to Exchangor.


        B. NOTICE TO LG ENTITY

        APC represents that it will provide notice to LG Entity that APC's rights in the LG Purchase Agreement have been assigned to Exchangor on or before the Closing Date under the LG Purchase Agreement (the "RELINQUISHED PROPERTY CLOSING DATE").


                                   ARTICLE TWO

        A. EXCHANGE CONSIDERATION

        The consideration for the transfer of the Relinquished Property to Exchangor shall be the transfer by Exchangor to APC of the Replacement Property.

        B. ASSIGNMENT OF KR PURCHASE AGREEMENT

               1. APC agrees to assign to Exchangor all of APC's rights in the KR Purchase Agreement and Exchangor agrees to accept assignment from APC of APC's rights in the KR Purchase Agreement. The KR Purchase Agreement is attached hereto as Exhibit C and in all events is incorporated herein by reference. It is understood and agreed by APC that Exchangor shall be under no obligation to execute or take assignment of any contract, or to do any other act or thing contemplated by this Agreement, the LG Purchase Agreement or the KR Purchase Agreement without, in each case, receiving a written instrument from APC in form and


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
substance satisfactory to Exchangor, which written instrument shall contain such directions, releases, representations, warranties and indemnities as Exchangor shall reasonably require.

               2. APC represents that it will provide notice to Post-Tribune and KRI that APC's rights in the KR Purchase Agreement have been assigned to Exchangor on or before the Closing Date under the KR Purchase Agreement (the "REPLACEMENT PROPERTY CLOSING DATE").


        C. LEASEHOLD INTERESTS

        If any of the Replacement Property shall consist of a leasehold interest in real property and the KR Purchase Agreement or the lease being assigned thereunder shall require an assumption of the lessee's obligations under such lease in connection with an assignment of such interest, then, in such event any such lease shall provide that Exchangor shall be released of all obligations of the lessee accruing from and after such assignment or, in lieu thereof, there shall be delivered to Exchangor at the time of such assignment the agreement of any such lessor to the effect that Exchangor shall be released of all obligations accruing thereunder from and after such assignment. If the KR Purchase Agreement or any transaction in connection therewith shall require Exchangor to execute a lease as lessor thereof, such lease shall provide that in the event of any transfer or conveyance of title, the lessor of the lease shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all personal liability as respects the performance of any covenants or obligations on the part of lessor contained in the lease thereafter to be performed.

        D. RELINQUISHED PROPERTY EQUITY

        For the purposes of this Agreement, the term "RELINQUISHED PROPERTY EQUITY" is deemed to be $44,419,116 less the sum of the following items to the extent provided in the LG Purchase Agreement: (i) the unpaid principal amount, if any, on the Relinquished Property Closing Date, of the mortgage recorded against the Relinquished Property that are being paid in connection with the transfer of the Relinquished Property, and (ii) transactional items that relate to the disposition of the Relinquished Property and appear under local standards in the typical closing statement as the responsibility of the seller (e.g. commissions, prorated taxes, recording charges, State, City or other transfer taxes, mortgage taxes, and other governmental gains taxes, owner's title insurance premium, lender's title insurance premium, escrow fees, messenger fees, and exchange fees).

        E. REPLACEMENT PROPERTY EQUITY

        For the purposes of this Agreement, the term "REPLACEMENT PROPERTY EQUITY" shall be an amount equal to 100% of the sum of the following items: (i) the aggregate cash portion of the aggregate consideration required to be paid by Exchangor under the KR Purchase Agreement and (ii) the cost to Exchangor of the acquisition of all Replacement Property which shall include any mortgage taxes, recording taxes, State, City or other transfer taxes, recording charges, brokerage commissions, charges for title searches, title insurance, survey costs, closing adjustments, letter of credit expenses, if any, and similar charges and expenses including interest paid or incurred by Exchangor on sums above the Relinquished Property Equity required to be borrowed by Exchangor simultaneously with the Closing under the KR Purchase Agreement.

        F. ADVANCED OR LOANED FUNDS

        1. In no event shall Exchangor be required to advance sums in excess of the Relinquished Property Equity on account of the purchase of Replacement Property. APC shall have the right to (a) advance funds to Exchangor in the event amounts in excess of the Relinquished Property Equity are required in order to purchase the Replacement Property ("ADVANCED FUNDS"), or (b) locate and designate a lender or lenders from which Exchangor shall borrow funds ("LOANED FUNDS"), and in such event, Exchangor shall complete such borrowing upon terms acceptable to APC, provided that Exchangor shall have no personal liability with respect to such borrowing and shall not be required to execute any loan documents which do not contain appropriate provisions exculpating Exchangor from personal liability thereunder.

        2. The Advanced Funds or Loaned Funds shall be delivered in immediately available funds to Exchangor no later than the date such funds are required to be paid pursuant to the KR Purchase Agreement. The term "mortgage" as used in this Exchange Agreement shall include a trust indenture or deed of trust and the term "note" shall include a bond.

        G. EXCHANGOR FEE

        As additional consideration for Exchangor's acquisition and transfer of Replacement Property to APC, Exchangor shall receive an amount equal to Exchangor's then current rate schedule. Exchangor shall also receive reasonable compensation for any special services which may be rendered by Exchangor. Such fees, charges and other compensation shall be paid to the Exchangor from the Exchange Trust Account, as provided in this Agreement.



                                  ARTICLE THREE

        A. PRORATIONS

        With respect to the Relinquished Property, the same apportionments and adjustments shall be made as of the Relinquished Property Closing Date between APC and Exchangor as are made between Exchangor and LG Entity pursuant to the LG Purchase Agreement. With respect to the Replacement Property, the same apportionments and adjustments shall be made as of the Replacement Property Closing Date between APC and Exchangor as are made between Exchangor and Post-Tribune pursuant to the KR Purchase Agreement.


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
        B. PAYMENTS

        All adjustments and payments shall be made between APC and Exchangor as of the Relinquished Property Closing Date or the Replacement Property Closing Date, as the case may be, by either (i) good and sufficient certified check of Exchangor or APC, as the case may be, drawn on a bank or banks which are members of the New York Clearing House, or (ii) official check or checks of such bank(s), or a combination of any such checks, or (iii) by wiring federal or other immediately available funds.

        C. DIRECT DEEDING

               1. For purposes of this Agreement, a conveyance by APC to Exchangor includes a direct conveyance from APC to LG Entity or its permitted assigns pursuant to the LG Purchase Agreement, and a conveyance by Exchangor to APC includes a direct conveyance from Post-Tribune to APC. Exchangor shall for purposes of this Agreement be considered to have acquired the Relinquished Property and transferred it to LG Entity and to have acquired the Replacement Property and transferred it to APC, as provided by Treasury Regulation Section 1.1031(k)-1(g)(4)(iii) and 1.1031(k)-1(g)(4)(iv).

               2. At no time shall Exchangor hold title to the Relinquished Property. On the Relinquished Property Closing Date, APC shall convey title to the Relinquished Property directly to LG Entity or its permitted assigns pursuant to the LG Purchase Agreement to the terms and conditions set forth in the LG Purchase Agreement. Immediately after the transaction described in the previous sentence, Exchangor shall assign all of its rights under the LG Purchase Agreement as the transferor or seller of the Relinquished Property that survive the Relinquished Property Closing Date to APC.

               3. At no time shall Exchangor hold title to the Replacement Property. On the Replacement Property Closing Date, Post-Tribune shall convey title to the Replacement Property directly to APC pursuant to the terms and conditions set forth in the KR Purchase Agreement. Effective immediately after the transaction described in the previous sentence, Exchangor shall assign all of its rights under the KR Purchase Agreement as a transferee or purchaser of the Replacement Property that survive the Replacement Property Closing Date to APC.



                                  ARTICLE FOUR

        A. QUALIFIED EXCHANGE TRUST AGREEMENT

        In order to secure Exchangor's obligations to purchase Replacement Property and transfer it to APC, Exchangor shall enter into a QUALIFIED EXCHANGE TRUST AGREEMENT as defined by IRC Regulation Section 1.1031(k)-1(g)(3)(iii) and deposit the Relinquished Property Equity into a segregated account with THE CHICAGO TRUST COMPANY, as Trustee, hereinafter referred to as


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
"Trustee", The Initial Exchange Trust Account, together with accumulated income therefrom, shall constitute the "EXCHANGE TRUST ACCOUNT".

        B. MONEY FOR REPLACEMENT PROPERTY

        Exchangor shall be entitled to withdraw funds from the Exchange Trust Account in order (i) to make earnest money deposits on Replacement Property and
(ii) to pay the balance of the purchase price due on the purchase of the Replacement Property. APC shall give detailed written notice to Exchangor no less than one (1) business day prior to any disbursement by Exchangor. The amount of the Exchange Trust Account shall be reduced by (x) the amount of any withdrawals made by the Exchangor under this Agreement, and (y) the Exchangor's fees and other expenses for which the Exchangor is entitled to be paid pursuant to this Agreement.

        C. ADDITIONAL RESTRICTIONS ON EXCHANGOR AND QUALIFIED EXCHANGE TRUST IRC REGULATION SECTION 1.1031(k)-1(g)(6)

         No amounts in the Exchange Trust Account, and no amounts held by Exchangor, shall be paid, loaned, pledged or otherwise made available to APC until APC has received the Replacement Property. The Exchange Trust Account shall terminate on the day after the Replacement Property Closing Date (or as soon thereafter as is practical) and The Chicago Trust Company shall, in satisfaction of Exchangor's remaining obligations under this Agreement, pay any remaining amount in the Exchange Trust Account to APC. Notwithstanding the foregoing, amounts in the Exchange Trust Account or held by the Exchangor shall be paid, loaned, pledged or otherwise made available to APC, and the Exchange Trust Account shall terminate, only in compliance with Treasury Regulation
Section 1.1031(k)-1(g)(6).

        D. INTEREST REPORTING

        APC and Exchangor acknowledge and agree that Exchangor will report to the Internal Revenue Service the income accumulated in the Exchange Trust Account, and that such amount will be attributed to APC for Federal income tax purposes.



                                  ARTICLE FIVE

        A. ADVANCES AND INDEMNITIES

        If Exchangor shall make any advances or incur any expenses under this Agreement, the KR Purchase Agreement or the LG Purchase Agreement or shall incur any expenses by reason of being a party to any litigation in connection with or arising out of any of the terms and provisions of this Agreement, the KR Purchase Agreement or the LG Purchase Agreement; or if Exchangor shall be compelled to pay any money on account of this Agreement, the KR Purchase Agreement or the LG Purchase Agreement or otherwise, whether as a tax, or for breach of contract, injury to person or property, or fines or penalties under any law including, without limitation, under any federal, state or local law with respect to environmental matters or hazardous wastes, or otherwise, APC agrees to pay to Exchangor on demand, with interest at the Default Rate (as hereinafter defined), the amount of all such advances or payments made by Exchangor, plus all of Exchangor's out-of-pocket expenses and reasonable attorneys' fees. Exchangor shall not be required to pay any funds being held in the Exchange Trust Account or any part of it until all of such expenses, payments, or advances made or incurred by Exchangor (including Exchangor's fees and costs) shall have been paid, together with interest (at the Default Rate) where required hereunder. Exchangor shall not be obligated to pay any money under this Agreement, the KR Purchase Agreement or the LG Purchase Agreement to prosecute or defend any legal proceeding involving this Agreement, the KR Purchase Agreement or the LG Purchase Agreement unless it is furnished with sufficient funds or is indemnified by APC to Exchangor's satisfaction. Notwithstanding anything to the contrary contained in this Agreement, Exchangor shall be under no obligation to disburse any part of the funds in the Exchange Trust Account if Exchangor reasonably determines that it may be held accountable to any person or entity for any amount of money or for any other damages or remedies, including those of an equitable nature, unless it shall elect to do so and is furnished with sufficient funds or is indemnified by APC to Exchangor's satisfaction.

        B. NO PERSONAL LIABILITY

        APC hereby agrees that Exchangor shall not be required to assume or bear any personal obligation or liability in dealing with the Relinquished Property or the Replacement Property, or the LG Purchase Agreement or the KR Purchase Agreement or to make itself liable for any damages, costs, expenses, fines or penalties relating or arising out of such properties or agreements. Exchangor shall not be liable for any loss, liability, expense or damage to the Replacement Property occasioned by its acts or omission in good faith and in any event Exchangor shall be liable only for its own willful misconduct or gross negligence, but not for honest errors of judgment. All contracts, agreements or other instruments executed by Exchangor pursuant to this Agreement, the KR Purchase Agreement or the LG Purchase Agreement shall, as to APC and any person claiming by, through or under APC, be deemed to include a provision exculpating Exchangor from any personal liability thereunder and limiting recourse to the assets comprising the Replacement Property. APC hereby agrees that Exchangor shall be held harmless and fully indemnified by APC for acting on behalf of APC pursuant to the terms of this Agreement, the KR Purchase Agreement or the LG Purchase Agreement and this indemnity shall survive the termination of this Agreement. APC's designation of Exchangor to act on APC's behalf pursuant to the terms of this Agreement is intended to conform to, and shall be construed in a manner consistent with, Section 1031 of the Code and the regulations thereunder. APC shall contribute such additional funds to Exchangor as shall be necessary to protect Exchangor from any of the aforesaid liabilities or to enable Exchangor to complete the conveyances of the Relinquished Property and the Replacement Property.

        C. FAILURE OF REPLACEMENT PROPERTY

        Notwithstanding anything to the contrary contained herein, Exchangor shall not be in default under this Agreement and shall not be liable for any damages, losses or expenses incurred by APC, if: (i) Exchangor fails to take any steps to borrow or locate funds to acquire


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
the Replacement Property, or (ii) any Replacement Property fails to qualify as "like-kind" property, or (iii) the transaction otherwise fails, for any reason, to afford APC the benefits of Section 1031 of the Code.

        D. AUTHORITY

               1. APC represents and warrants to Exchangor that APC is duly authorized to enter into this Agreement and to consummate the proposed transactions contemplated hereunder.

               2. Exchangor represents and warrants to APC that Exchangor is duly authorized to enter into this Agreement and to consummate the proposed transactions contemplated hereunder.

        E. DUE DILIGENCE

        Exchangor makes no representation or warranty that the exchange contemplated by this Agreement, the KR Purchase Agreement or the LG Purchase Agreement qualifies as a like-kind exchange within the meaning of Section 1031 of the Code. APC is solely responsible for all tax consequences arising out of this Agreement, the KR Purchase Agreement or the LG Purchase Agreement. APC hereby represents to Exchangor that it has obtained independent professional advice from an attorney (or other advisors), who has reviewed this Agreement, regarding federal, state and local tax, legal and practical consequences of the transactions contemplated by this Agreement, the KR Purchase Agreement and the LG Purchase Agreement, and APC acknowledges and expressly agrees that APC is not relying on any advice of Exchangor with respect to any of the matters set forth in this Agreement or as described under Section 1031 of the Code.

                                  ARTICLE SIX
NOTICES

        Any notice, designation, consent, approval or other communication required or permitted to be given pursuant to the provisions of this Agreement (referred to, collectively, as "NOTICE") shall be given in writing and shall be sent by certified or registered mail, Federal Express, overnight courier, or telecopier, addressed as follows:

         IF TO APC:

         c/o American Publishing Company
         401 N. Wabash Avenue
         Chicago, Illinois 60611
         Attn:      Mr. Jerry Strader
         Fax:       (312) 321-0629


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
        With a copy to:

        Kenneth L. Serota, Esq.
        Hollinger International Inc.
        401 N. Wabash Avenue
        Chicago, Illinois 60611
        Fax: (312) 321-0629

        IF TO EXCHANGOR:

        Chicago Deferred Exchange Corporation
        171 North Clark, Ninth Floor
        Chicago, Illinois 60601-3294
        Fax: (312) 223-3301

Either party may, by Notice given in accordance with the provisions of this Article Six, designate any further or different address to which subsequent Notices shall be sent pursuant to the provisions of this Agreement. Any Notice shall be deemed to have been given on the date such Notice shall have been delivered. If such delivery shall be made on a Saturday, Sunday or holiday, said Notice shall be deemed to have been given on the next succeeding business day.

                                  ARTICLE SEVEN

        A. DEFAULT RATE

        For purposes of this Agreement and where expressly set forth herein, the term "Default Rate" shall be deemed to mean the rate of interest then most recently announced by First National Bank of Chicago, at Chicago, Illinois, as its reference rate plus two percent (2%).

        B. SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and except as otherwise herein provided, their assigns. This Agreement shall not be transferred or assigned by APC without the prior written consent of Exchangor. This Agreement, including all exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties and, except for the Qualified Exchange Trust Agreement, there are no other prior or contemporary written or oral agreements, undertakings, promises, warranties or covenants not contained herein.

        C. GOVERNING LAW

        This Agreement shall be governed by and construed under the law of the State of Illinois. This Agreement shall not be recorded or filed in the public records of the State of Illinois or any


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
other government or quasi-governmental body or office without prior written consent of Exchangor.

        D. FIRPTA CERTIFICATION

        APC hereby certifies under penalties of perjury that APC is not a "FOREIGN PERSON" as defined by Section 1445 of the Code and the regulations promulgated thereunder, that APC's United States taxpayer identification number is 37-1227370, and that APC's address is 401 N. Wabash Avenue, Chicago, Illinois 60611, and that APC is not subject to backup withholding,

        E. FURTHER ASSURANCES

        Each of the parties hereto shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or necessary to carry out the intent and purposes of this Agreement and which are not otherwise inconsistent with any of the terms of this Agreement.

        F. RELATIONSHIP OF THE PARTIES

        Nothing herein contained shall be construed or is intended to make Exchangor and APC partners or joint venturers of one another and this Agreement is not intended to and does not constitute or result in a partnership agreement. This Agreement does not render Exchangor liable for the debts or obligations of APC and Exchangor is acting solely on behalf of APC. APC's designation of Exchangor to act on its behalf is intended to conform to, and shall be construed in a manner consistent with, Section 1031 of the Code and the regulations thereunder.

        G. REMEDIES CUMULATIVE; WAIVER

        All rights, privileges and remedies afforded Exchangor shall be deemed cumulative and not exclusive and the exercise of any one of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or available at law or in equity. No failure by Exchangor to exercise, or delay by Exchangor in exercising, any right, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy or privilege. No notice to or demand on APC shall, in itself, entitle APC to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Exchangor under this Agreement.

        H. THIRD PARTY BENEFICIARY

        None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the parties hereto or for the benefit of or enforceable by any third party.


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
        I. SURVIVAL

        The covenants and agreements contained in this Agreement, including, without limitation, any indemnities contained herein shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby. All representations, warranties, covenants and agreements made herein or in any certificate or other document furnished to a party hereto pursuant to or in anticipation of this Agreement shall be deemed to have been relied upon by the party to whom such certificate or other document is furnished notwithstanding any investigation heretofore or hereafter made, and shall continue in full force and effect as long as there remains unperformed any obligation hereunder.

        J. ATTORNEY'S FEES

        If Exchangor commences an action against or defends an action to enforce any of the terms hereof or because of the purported breach of any of the terms hereof, then Exchangor shall be entitled to receive from APC its reasonable attorneys' fees and other costs and expenses incurred in connection with the prosecution or defense of such action.

        K. COUNTERPARTS

        This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto set their hand and seals as of the day and year first above written.

                                         AMERICAN PUBLISHING COMPANY
                                         OF ILLINOIS



                                         By: /s/ J. A. Boultbee
                                            -----------------------------
                                         Name:___________________________
                                         Title:__________________________


                                         CHICAGO DEFERRED EXCHANGE
                                         CORPORATION



                                         By:  /s/ Miriam Golden
                                            -----------------------------
                                         Name:    Miriam Golden
                                               --------------------------
                                         Title:   Vice President
                                               --------------------------

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
                                    EXHIBIT A

        ALL OF APC'S PUBLICATIONS AND PRINTING PRESSES IN THE FOLLOWING LOCATIONS (OTHER THAN THOSE OWNED BY HII)



Location

Olney, Illinois
West Frankfort, Illinois
Canton, Illinois
Carmi, Illinois
Eldorado, Illinois
DuQuoin, Illinois
Flora, Illinois
Harrisburg, Illinois
Monmouth, Illinois
Albion, Illinois
Galesburg, Illinois


                                      -12-